Exhibit 99

Dear fellow SoftBrands employees,

As you know, we filed a Form 10 with the Securities and Exchange Commission (SEC) on January 14, 2005.  Our Form 10 became effective March 15, 2005.

Below are answers to some common questions about this filing.  Note that some of the following are repeated from a similar memo I sent on January 14.

Form 10 Filing

1.         What is it?

a.     The Form 10 is a document, the form and content of which is mandated by the SEC.  It closely resembles the “10K” or annual report that public companies file annually with the SEC.

b.     Any U.S. company with more than 500 shareholders and $10 million in assets on the last day of its fiscal year is required to file a Form 10.  We met these levels at September 30, 2004.

c.     If required to file, a company has 120 days to file; our filing was due January 28, 2005….we filed it early (on January 14, 2005).

2.         What is the purpose of the Form 10?

a.     Its purpose is to provide shareholders and potential investors information about the company.

3.         When is it effective?

a.     The Form 10 is not a registration statement relating to sale of our stock and it is never “declared effective”. The registration of our common stock under Section 12(g) of the Securities Exchange Act of 1934, which causes us to become a public reporting company, is automatically effective 60 days after we file the Form 10—it became effective, and we became a public company, on March 15, 2005.

b.     We have responded to questions the SEC had on our Form 10 by filing an Amended Form 10 (Form 10A).  We filed this amended Form 10 on March 15.  The SEC might have more questions on the form 10 and we might have to amend it again.  These amendment filings will not impact the effectiveness of our registration under Section 12(g).

c.     An effective registration under Section 12(g) of the Exchange Act, is a condition to listing on a national exchange such as the American Stock Exchange (AMEX) or NASDAQ.  Both the AMEX and the NASDAQ will also require that we satisfy all of the SEC’s comments on the Form 10 before they will consider a listing application.

4.         Where can I see the Form 10?

a.     The Form 10 (and the amendment number 1) is on the EDGAR section of the SEC web site.  We have a link on www.softbrands.com.  You will see both the original filing and the Amendment. The Amendment is the most up to date version.

5.         Is there a related shareholder conference call?

a.     No.  We do not believe a shareholder call is necessary at this time.  We did issue a news release to inform our stakeholders of the effectiveness of our registration.

Future SEC Filings

6.         What SEC filings will SoftBrands make going forward?

a.     We also filed our Form 10Q for our first quarter ended December 31, 2004 on March 15.

b.     This Form 10Q contains financial statements that are substantially the same as those posted on our web site on February 14.

c.     The primary SEC filings we will make going forward are the Form 10K (annually), Form 10Q (quarterly) and Form 8K (which must be filed to report specific material events ).

d.     Our next filing is likely to be our Form 10Q for the second quarter ending March 31, 2005.  This filing will be made on or about May 16.  If a material event occurs before this date, we may file a Form 8-K earlier.

Employee Stock Options

7.         What impact does the Form 10 have on our SoftBrands Employee Stock Options?

a.     Under the terms of our current Employee Stock Options Plan, an effective 12 (g) registration is an event that accelerates the exercisability of our Stock Options.  The effectiveness is the first step in this process.

b.     Once final SEC comments and questions are cleared (estimated at 15 to 45 days from now) we will file an S-8 to register (effective upon filing) the sale of our common stock upon exercise of Stock Options.  Once this registration is effective, we will send each Option Holder a prospectus (summary memo) describing our Stock Incentive Plans, the options, and related tax consequences.

c.     Once the S-8 is effective and you have the summary memo, vested options can be exercised.

8.         Once my options are vested, how do I exercise them?

a.     We will distribute a memo concurrent with the S-8 filing explaining how you can exercise your vested Employee Stock Options.

Stock Trading

9.         Can I now buy and / or sell (trade) SoftBrands stock?

a.     You may only buy or sell SoftBrands Common Stock when you are not in possession of material nonpublic information.

b.     As a matter of policy, we prohibit officers, directors and management employees from buying or selling during the last 14 days of a quarter and until 48 hours after an earnings release.

c.     Other employees may want to also refrain from trading during this “blackout period” and all employees should refrain from trading when they have information that might change the decision of an investor to buy or sell our stock, regardless of whether in a blackout period.

d.     If you have any questions about stock trading, please discuss them with me before you take any action.

Please direct any questions or comments to me.

Thanks, Dave.

David G. Latzke

SVP & CFO

****************************************************

SoftBrands

Two Meridian Crossings
Suite 800
Minneapolis, MN 55423
Tel: +1 612 851 1927 Fax: +1 612 851 6280

www.softbrands.com

NOTICE

NO RELIANCE:  This e-mail will be of no force or effect and will not be binding on SoftBrands, Inc. unless a hard copy of this e-mail, signed by an authorized official of the company, has been sent to the recipient of this message.

CONFIDENTIAL AND PRIVILEGED:  Information contained in this transmission is intended for the use of the individual or entity named above and may contain legally privileged or confidential information. If the reader of this message is not the intended recipient, you are hereby notified that any dissemination, distribution or copy of this communication is strictly prohibited. If you have received this communication in error, please permanently delete this message and immediately notify us by telephone.